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                                                    ----------------------------
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                                                    hours per response...14.90
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                               PHYSIOMETRIX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    718928104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 APRIL 11, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


       / /  Rule 13d-1(b)
       /x/  Rule 13d-1(c)
       / /  Rule 13d-1(d)



--------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  2  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners III L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 2 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  3  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Adjunct) III L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 3 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  4  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management III L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 4 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  5  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Oxford Bioscience Partners (Bermuda) III Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 5 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  6  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OBP Management (Bermuda) III Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 6 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  7  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        mRNA Fund L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 7 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  8  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        mRNA Partners L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------


                               Page 8 of 22 pages

-------------------                                       ----------------------
CUSIP NO. 718928104                   13G                 PAGE  9  OF  22  PAGES
                                                               ---    ----
-------------------                                       ----------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jonathan J. Fleming
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------


                               Page 9 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  10   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Alan G. Walton
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------


                               Page 10 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  11   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jeffrey T. Barnes
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------


                               Page 11 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  12   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------



------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael J. Brennan
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) / /
                                                                        (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 Shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                598,600 Shares
          EACH            ----- ------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 Shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                598,600 Shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        598,600 Shares
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                / /

------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------


                               Page 12 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  13   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------


NOTE: This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners III L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) III L.P., a Delaware limited partnership; (iii) OBP Management III L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) III Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) III Limited Partnership, a Bermuda limited partnership;
(vi) mRNA Fund L.P., a Delaware limited partnership; (vii) mRNA Partners L.P., a Delaware limited partnership; (viii) Jonathan J. Fleming; (ix) Alan G. Walton;
(x) Jeffrey T. Barnes; and (xi) Michael J. Brennan.


Item 1(a). NAME OF ISSUER: Physiometrix, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: FIVE BILLERICA PARK,
           101 BILLERICA AVE, NORTH BILLERICA, MA 01862


          ITEM 2(a)                                 ITEM 2(b)                         ITEM 2(c)
          ---------                                 ---------                         ---------
                                                                                    CITIZENSHIP OR
    NAME OF PERSON FILING                            ADDRESS                    PLACE OF ORGANIZATION
    ---------------------                            -------                    ---------------------
Oxford Bioscience Partners III L.P.   Oxford Bioscience Partners                         Delaware
     ("OBP III")                      31 St. James Avenue, Suite 905
                                      Boston, MA  02116


Oxford Bioscience Partners            Oxford Bioscience Partners                         Delaware
     (Adjunct) III L.P. ("OBP         31 St. James Avenue, Suite 905
     Adjunct III")                    Boston, MA  02116


OBP Management III L.P. ("OBP         Oxford Bioscience Partners                         Delaware
     Management III"), the general    31 St. James Avenue, Suite 905
     partner of OBP III and OBP       Boston, MA  02116
     Adjunct III


Oxford Bioscience Partners            Richmond House                                      Bermuda
     (Bermuda) III Limited            Par-la-Ville Road
     Partnership ("OBP Bermuda III")  Hamilton, Bermuda



                               Page 13 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  14   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------


OBP Management (Bermuda) III             Richmond House                               Bermuda
     Limited Partnership ("OBP           Par-la-Ville Road
     Management Bermuda III"), the       Hamilton, Bermuda
     general partner of OBP Bermuda
     III


mRNA Fund L.P. ("mRNA Fund")             Oxford Bioscience Partners                   Delaware
                                         31 St. James Avenue, Suite 905
                                         Boston, MA  02116


mRNA Partners L.P. ("mRNA Partners"),    Oxford Bioscience Partners                   Delaware
     the general partner of mRNA Fund    31 St. James Avenue, Suite 905
                                         Boston, MA  02116


Jonathan J. Fleming, a general           Oxford Bioscience Partners                   United States
     partner of OBP Management III,      31 St. James Avenue, Suite 905
     OBP Management Bermuda III and      Boston, MA 02116
     mRNA Partners


Alan G. Walton, a general partner        Oxford Bioscience Partners                   United States
     of OBP Management III, OBP          315 Post Road West
     Management Bermuda III and          Westport, CT 06880
     mRNA Partners


Jeffrey T. Barnes, a general             Oxford Bioscience Partners                   United States
     partner of OBP Management III,      31 St. James Avenue, Suite 905
     OBP Management Bermuda III and      Boston, MA  02116
     mRNA Partners


Michael J. Brennan, a general            Oxford Bioscience Partners                   United States
     partner of OBP Management III,      31 St. James Avenue, Suite 905
     OBP Management Bermuda III and      Boston, MA 02116
     mRNA Partners


Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value.



                               Page 14 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  15   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------

Item 2(e).      CUSIP NUMBER: 718928104
                ------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

     (b)  / /  Bank as defined in Section 3(a)(6) of the Act.

     (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

     (e) / / An Investment Adviser in accordance with Rule 13d-1(b)(i)(ii)(E) of the Act.

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

     (g) / / Parent Holding Company or control person, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) / / A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940.

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Act.

               Not Applicable.


Item 4.         OWNERSHIP.

     (a) Amount Beneficially Owned: As of December 31, 2001, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

           OBP III:                          479,678 Shares
           OBP Adjunct III:                  44,895 Shares
           OBP Management III:               0 Shares
           OBP Bermuda III:                  68,364 Shares
           OBP Management Bermuda III:       0 Shares
           mRNA Fund:                        5,663 Shares
           mRNA Partners:                    0 Shares
           Mr. Fleming:                      0 Shares
           Mr. Walton:                       0 Shares
           Mr. Barnes:                       0 Shares
           Mr. Brennan:                      0 Shares


                               Page 15 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  16   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------


     By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP III, OBP Adjunct III, OBP Bermuda III and mRNA Fund may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management III (as the general partner of OBP III and OBP Adjunct III), OBP Management Bermuda III (as the general partner of OBP Bermuda III) and mRNA Partners (as the general partner of mRNA Fund) may also be deemed to own beneficially the shares of OBP III, OBP Adjunct III, OBP Bermuda III and mRNA Fund. Messrs. Fleming, Walton, Barnes and Brennan are general partners of OBP Management III, the general partner of OBP III and OBP Adjunct III, OBP Management Bermuda III, the general partner of OBP Bermuda III, and mRNA Partners, the general partner of mRNA Fund. Therefore, each of Messrs. Fleming, Walton, Barnes and Brennan, the general partners of OBP Management III, OBP Management Bermuda III and mRNA Partners, may be deemed to own beneficially the shares held by OBP III, OBP Adjunct III, OBP Bermuda III and mRNA Fund.

     (b) Percent of Class:

          OBP III:                                      7.1%
          OBP Adjunct III:                              7.1%
          OBP Management III:                           7.1%
          OBP Bermuda III:                              7.1%
          OBP Management Bermuda III:                   7.1%
          mRNA Fund:                                    7.1%
          mRNA Partners:                                7.1%
          Mr. Fleming:                                  7.1%
          Mr. Walton:                                   7.1%
          Mr. Barnes:                                   7.1%
          Mr. Brennan:                                  7.1%

     The foregoing percentages are calculated based on the 8,421,952 shares of Common Stock reported to be outstanding as of November 14, 2001 in the Quarterly Report on Form 10-Q of Physiometrix, Inc. for the quarter ended September 30, 2001.

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

            OBP III:                             0 Shares
            OBP Adjunct III:                     0 Shares
            OBP Management III:                  0 Shares
            OBP Bermuda III:                     0 Shares
            OBP Management Bermuda III:          0 Shares
            mRNA Fund:                           0 Shares
            mRNA Partners:                       0 Shares
            Mr. Fleming:                         0 Shares
            Mr. Walton:                          0 Shares
            Mr. Barnes:                          0 Shares
            Mr. Brennan:                         0 Shares


                               Page 16 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  17   OF  22  PAGES
                                                             ----     ----
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          (ii) shared power to vote or to direct the vote:

           OBP III:                                      598,600 Shares
           OBP Adjunct III:                              598,600 Shares
           OBP Management III:                           598,600 Shares
           OBP Bermuda III:                              598,600 Shares
           OBP Management Bermuda III:                   598,600 Shares
           mRNA Fund:                                    598,600 Shares
           mRNA Partners:                                598,600 Shares
           Mr. Fleming:                                  598,600 Shares
           Mr. Walton:                                   598,600 Shares
           Mr. Barnes:                                   598,600 Shares
           Mr. Brennan:                                  598,600 Shares

          (iii) sole power to dispose or to direct the disposition of:

           OBP III:                                      0 Shares
           OBP Adjunct III:                              0 Shares
           OBP Management III:                           0 Shares
           OBP Bermuda III:                              0 Shares
           OBP Management Bermuda III:                   0 Shares
           mRNA Fund:                                    0 Shares
           mRNA Partners:                                0 Shares
           Mr. Fleming:                                  0 Shares
           Mr. Walton:                                   0 Shares
           Mr. Barnes:                                   0 Shares
           Mr. Brennan:                                  0 Shares

          (iv) shared power to dispose or to direct the disposition of:

           OBP III:                                      598,600 Shares
           OBP Adjunct III:                              598,600 Shares
           OBP Management III:                           598,600 Shares
           OBP Bermuda III:                              598,600 Shares
           OBP Management Bermuda III:                   598,600 Shares
           mRNA Fund:                                    598,600 Shares
           mRNA Partners:                                598,600 Shares
           Mr. Fleming:                                  598,600 Shares
           Mr. Walton:                                   598,600 Shares
           Mr. Barnes:                                   598,600 Shares
           Mr. Brennan:                                  598,600 Shares

     Each of OBP III, OBP Adjunct III, OBP Management III, OBP Bermuda III, OBP Management Bermuda III, mRNA Fund, mRNA Partners, Mr. Fleming, Mr. Walton, Mr. Barnes and


                               Page 17 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  18   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------


     Mr. Brennan expressly disclaims beneficial ownership of any shares of Common Stock of Physiometrix, Inc., except any shares held directly of record.


Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable. OBP III, OBP Adjunct III, OBP Management III, OBP Bermuda III, OBP Management Bermuda III, mRNA Fund, mRNA Partners, Mr. Fleming, Mr. Walton, Mr. Barnes and Mr. Brennan expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J) of the Act.

Item 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

Item 10. CERTIFICATION.

     By signing below each of the undersigned certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 18 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  19   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.


Dated:   February 13, 2002


                               OXFORD BIOSCIENCE PARTNERS III L.P.

                               By:  OBP Management III L.P., its general partner

                                    By:  /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               OXFORD BIOSCIENCE PARTNERS (ADJUNCT) III L.P.

                               By:  OBP Management III L.P., its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       -------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               OBP MANAGEMENT III L.P.

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               OXFORD BIOSCIENCE PARTNERS (BERMUDA) III LIMITED PARTNERSHIP

                               By:  OBP Management (Bermuda) III Limited
                                    Partnership, its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner



                               Page 19 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  20   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------

                               OBP MANAGEMENT (BERMUDA) III LIMITED PARTNERSHIP

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               MRNA Fund L.P.

                               By:  mRNA Partners L.P., its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               MRNA Partners L.P.

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               /S/ JONATHAN J. FLEMING
                               --------------------------------------------
                               Jonathan J. Fleming


                               /S/ ALAN G. WALTON
                               -------------------------------------------------
                               Alan G. Walton


                               /S/ JEFFREY T. BARNES
                               -------------------------------------------------
                               Jeffrey T. Barnes


                               /S/ MICHAEL J. BRENNAN
                               -------------------------------------------------
                               Michael J. Brennan


                               Page 20 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  21   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------

                                                                       EXHIBIT 1

                                   AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Physiometrix, Inc.


Dated: February 13, 2002


                               OXFORD BIOSCIENCE PARTNERS III L.P.

                               By:  OBP Management III L.P., its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               OXFORD BIOSCIENCE PARTNERS (ADJUNCT) III L.P.

                               By:  OBP Management III L.P., its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               OBP MANAGEMENT III L.P.

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               OXFORD BIOSCIENCE PARTNERS (BERMUDA) III LIMITED PARTNERSHIP

                               By:  OBP Management (Bermuda) III Limited
                                    Partnership, its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               Page 21 of 22 pages

-------------------                                     ------------------------
CUSIP NO. 718928104                   13G               PAGE  22   OF  22  PAGES
                                                             ----     ----
-------------------                                     ------------------------



                               OBP MANAGEMENT (BERMUDA) III LIMITED PARTNERSHIP

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               MRNA Fund L.P.

                               By:  mRNA Partners L.P., its general partner

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               MRNA Partners L.P.

                                    By: /S/ JONATHAN J. FLEMING
                                       ------------------------------------
                                    Jonathan J. Fleming
                                    General Partner


                               /S/ JONATHAN J. FLEMING
                               --------------------------------------------
                               Jonathan J. Fleming


                               /S/ ALAN G. WALTON
                               -------------------------------------------------
                               Alan G. Walton


                               /S/ JEFFREY T. BARNES
                               -------------------------------------------------
                               Jeffrey T. Barnes


                               /S/ MICHAEL J. BRENNAN
                               --------------------------------------------
                               Michael J. Brennan



                               Page 22 of 22 pages